Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Innospec Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-131687, 333-124139, 333-174050, and 333-174439) on Form S-8 of Innospec Inc. of our report dated February 17, 2015, with respect to the consolidated balance sheets of Innospec Inc. as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income and accumulated other comprehensive loss, cash flows and stockholders’ equity for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which report appears in the December 31, 2014 annual report on Form 10-K of Innospec Inc..

Our report dated February 17, 2015, includes our opinion that expresses that Innospec Inc. did not maintain effective internal control over financial reporting as of December 31, 2014, because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that Innospec Inc. lacked effective controls to ensure the proper application of ASC 830, Foreign Currency Matters, related to the treatment of foreign currency gains or losses on intercompany loan balances denominated in currencies other than the entity’s functional currency. Our report also contains an explanatory paragraph that states that our audit of internal control over financial reporting of Innospec Inc. excluded an evaluation of the internal control over financial reporting of Independence Oilfield Chemicals LLC, which was acquired on October 27, 2014.

(signed) KPMG Audit PLC

Manchester, United Kingdom February 17, 2015